AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”) constitutes a written modification to the Amended and Restated Employment Agreement (the “Employment Agreement”) entered into as of January 1, 2018, by and between Stewart Information Services Corporation (the “Company”), and John Magness (“Executive”) (collectively, the “Parties”), as permitted pursuant to Section 9.4 of the Employment Agreement. Specifically, the Parties agree to the following changes to the Employment Agreement, effective as of January 1, 2019:

1.	The definition of Annual Salary, as set forth in Section 1 of the Employment Agreement is restated in its entirety to read:

“Annual Salary’ means the annual salary payable to Executive in the amount of $461,250, as it may be adjusted by the Company from time to time.

2.	Section 3 of the Employment Agreement is restated in its entirety to read:

3. Title and Duties. Executive shall serve as Group President, Direct Operations of the Company. Executive will have duties and responsibilities appropriate to Executive’s position. Executive will have such duties and responsibilities as may be assigned to Executive by the Company from time to time, at the Company’s discretion. Executive will devote all reasonable efforts and all of his or her business time to the Company.

3.	In all other regards, the Employment Agreement shall remain in full force and effect without change.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:

STEWART INFORMATION SERVICES, INC.

/s/ John Magness	/s/ Matt Morris
John Magness	Matthew W. Morris
Chief Executive Officer

Date: February 21, 2019	Date: February 25, 2019